EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2011 FINANCIAL RESULTS

•                               Net revenues of $106.4 million and net income of $5.3 million, or $0.43 per diluted share, for the three months ended December 31, 2010, compared to net revenues of $81.0 million and net loss of $(1.3) million, or $(0.11) per diluted share, for the same period of fiscal 2010.

•                               Backlog dollars were $167.0 million at December 31, 2010, an increase of 12.8% from $148.0 million at September 30, 2010.

•                               Regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 3, 2011 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter of fiscal 2011.  The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per outstanding share payable March 15, 2011 to stockholders of record as of March 1, 2011.

“Business conditions continue to strengthen as evidenced by our increase in backlog pounds and dollars,” said Mark Comerford, President and Chief Executive Officer. “Order entry in the aerospace business continues to improve, and we’re starting to see increased demand in our chemical processing and land-based gas turbine businesses as well. Our product development initiatives in oil and gas and solar are also resulting in better-than-expected order activity. We’ve adjusted production schedules and re-deployed working capital to meet the increased requirements of our customers. As a result, we expect higher net revenues and income as we progress through the balance of the fiscal year.”

Quarterly Results

Net Revenues. Net revenues were $106.4 million in the first quarter of fiscal 2011, an increase of 31.3% from $81.0 million in the same period of fiscal 2010.   Volume was 4.4 million pounds in the first quarter of fiscal 2011, an increase of 12.3% from 3.9 million pounds in the same period of fiscal 2010.  The aggregate average selling price was $24.11 per pound in the first quarter of fiscal 2011, an increase of 16.9% from $20.63 per pound in the same period of fiscal 2010.

Cost of Sales. Cost of sales was $88.5 million, or 83.2% of net revenues, in the first quarter of fiscal 2011 compared to $74.2 million, or 91.6% of net revenues, in the same period of fiscal 2010. Cost of sales in the first quarter of fiscal 2011 increased by $14.3 million as compared to the same period of fiscal 2010 due to higher volume, higher raw material costs and increased production staffing to meet increased product demand.  This increase was partially offset by increased absorption of fixed manufacturing costs caused by higher production volumes, particularly that of sheet product.

Selling, General and Administrative Expense. Selling, general and administrative expense was $9.1 million for the first quarter of fiscal 2011, an increase of $0.9 million, or 11.4%, from $8.2 million in the same period of fiscal 2010 due to increased headcount and higher marketing costs as business improved plus the return to full salaries in the second quarter of fiscal 2010.  Selling, general and administrative expenses as a percentage of net revenues decreased to 8.6% for the first quarter of fiscal 2011 compared to 10.1% for the same period of fiscal 2010 due primarily to increased revenues.

Research and Technical Expense. Research and technical expense was $0.8 million, or 0.7% of revenue, for the first quarter of fiscal 2011, an increase of $0.1 million from $0.7 million, or 0.8% of net revenues, in the same period of fiscal 2010.

Operating Income (Loss). As a result of the above factors, operating income in the first quarter of fiscal 2011 was $8.0 million compared to operating loss of $(2.0) million in the same period of fiscal 2010.

Income Taxes. Income taxes were an expense of $2.8 million in the first quarter of fiscal 2011, an increase of $3.5 million from a benefit of $0.7 million in the same period of fiscal 2010, due to pretax income generated in fiscal 2011.  The effective tax rate for the first quarter of fiscal 2011 was 34.7%, compared to 35.5% in the same period of fiscal 2010.

Net Income (Loss). As a result of the above factors, net income in the first quarter of fiscal 2011 was $5.3 million, an increase of $6.6 million from a net loss of $(1.3) million in the same period of fiscal 2010.

Gross Profit Margin Performance

Gross profit margins and gross profit margin percentages have improved in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010 due to a combination of rising volume, an improved product mix, an improved cost structure and an improving market environment.  Service center transactional business volumes and prices have also improved, particularly in the aerospace market, due to the end of inventory destocking by the Company’s customers and an increase in the rate of airplane builds.

In the first quarter of each fiscal year, the gross margin is typically reduced due to lower absorption of fixed manufacturing cost caused by reduced production days due to holidays, vacations and planned equipment down-time for major capital upgrades and maintenance projects. The impact on gross margin of the reduced production in the first fiscal quarter of 2011 for these planned outages is estimated at $1.0 million. In addition, gross margin was also unfavorably impacted by the upgrade of the distribution process in Europe and the production employees added in the first quarter of 2011.

Upgrade of European Distribution

In the first quarter of fiscal 2010, the Company began a project designed to improve the efficiency of its worldwide customer service capabilities. As part of this project, the Company is beginning to consolidate its European processing capabilities. The staging and processing of material that was taking place in Paris will be transferred to the Openshaw and Zurich service center facilities. The Paris operation will focus on sales and marketing activities. The cost of closing the warehouse portion of the Paris service center will be approximately $0.5 million, which was accrued in the first quarter of fiscal 2011. The cost savings associated with this closure are expected to be approximately $1.3 million annually, along with a net inventory reduction in Europe estimated at $3.5 million.

Production Headcount Additions

The increasing level of our business, as reflected in the rising backlog, is causing us to increase production levels to meet customer requirements. The Company added 30 production employees on

October 1, 2010. These new employees will begin to have a positive effect on production in the second quarter of fiscal 2011 after completing their training requirements. The cost of these new employees in the first quarter of fiscal 2011 was approximately $0.6 million.

Backlog

Order entry activity in the first quarter of fiscal 2011 drove the increase in backlog at December 31, 2010 as compared to September 30, 2010.  Backlog dollars were $167.0 million at December 31, 2010, an increase of approximately 12.8% from $148.0 million at September 30, 2010.  This increase is the result of a 15.2% increase in backlog pounds, which was partially offset by a 2.1% decline in backlog average selling price.

Capital Spending

Capital spending for the quarter was $3.4 million with spending for fiscal 2011 targeted at $15.0 million of which $6.0 million is for upgrades of the four-high Steckel rolling mill and supporting equipment. In addition to the $15.0 million planned for fiscal 2011, the Company also plans to spend approximately $10.0 million over the course of fiscal 2011 and 2012 to improve the customer service capabilities of the Company’s service centers.

Liquidity

During the first quarter of fiscal 2011, the Company’s primary sources of cash were cash on-hand and cash from operations.  At December 31, 2010, the Company had cash and cash equivalents of $57.8 million compared to cash and cash equivalents of $64.0 million at September 30, 2010.

Net cash used in operating activities was $0.4 million in the first quarter of fiscal 2011 compared to $0.1 million in the same period of fiscal 2010.  Items contributing to the difference include cash provided by lower accounts receivable of $4.7 million which was $4.8 million higher than cash used from accounts receivable in the same period of fiscal 2010.  Cash used from increased inventory balances (net of foreign currency fluctuation) of $12.3 million was $8.6 million higher than cash used from inventory balances in the same period of fiscal 2010.  Inventory has increased to support the Company’s increased order entry, higher backlog levels and higher raw material costs. Cash from operating activities was favorably impacted by net income of $5.3 million compared to a net loss of $1.3 million in the same period of fiscal 2010. Net cash used in investing activities was $3.3 million in the first quarter of fiscal 2011 compared to $5.0 million in the first quarter of fiscal 2010 as a result of lower capital expenditures.  Net cash used in financing activities in the first quarter of fiscal 2011 included a $2.4 million dividend payment.

The Company’s sources of cash for fiscal 2011 are expected to consist primarily of cash generated from operations, cash on-hand, and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to funding operations, capital spending, pension plan funding and dividends to stockholders.

Dividend Declared

Today, the Company also announced that the Board of Directors has authorized a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2011 to stockholders of record at the close of business on March 1, 2011.  The dividend cash pay-out is based on current shares outstanding and will be approximately $2.4 million per quarter, or approximately $9.6 million on an annualized basis.

Outlook

Management expects that demand for the Company’s products will continue to increase as market conditions improve, resulting in increased levels of net revenues, volume and net income. Sequential improvement of net revenue, volume and net income is anticipated for the second and third quarters of fiscal 2011.

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, increased during the first fiscal quarter of 2011. Inventory increased due to higher production requirements as a result of stronger backlog levels.

Order entry in January 2011 was strong, resulting in a significant increase in backlog levels. Management expects backlog levels to continue to increase in the second and third quarters of fiscal 2011 and inventory to continue to be at high levels in order to support the anticipated higher sales volumes in the second half of fiscal 2011.

Earnings Conference Call

The Company will host a conference call on Friday, February 4, 2011 to discuss its results for the quarter ended December 31, 2010.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 4, 2011	Dial-In Numbers:	877-407-8033 (Domestic)

Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, February 4th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, February 18, 2011. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 365880

A replay of the Webcast will also be available at www.haynesintl.com until March 4, 2011.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2011 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2009	2010

Net revenues	$81,008	$106,351
Cost of sales	74,163	88,482
Gross profit	6,845	17,869
Selling, general and administrative expense	8,186	9,120
Research and technical expense	649	753
Operating income (loss)	(1,990)	7,996
Interest income	(45)	(80)
Interest expense	48	29
Income (loss) before income taxes	(1,993)	8,047
Provision for (benefit from) income taxes	(707)	2,791
Net income (loss)	$(1,286)	$5,256
Net income (loss) per share:
Basic	$(0.11)	$0.44
Diluted	$(0.11)	$0.43
Weighted average shares outstanding:
Basic	12,049,779	12,049,976
Diluted	12,049,779	12,197,762

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2010	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$63,968	$57,831
Restricted cash—current portion	110	—
Accounts receivable, less allowance for doubtful accounts of $1,116 and $1,125 respectively	62,851	58,138
Inventories	231,783	244,097
Income taxes receivable	698	651
Deferred income taxes	10,554	10,453
Other current assets	1,666	2,441
Total current assets	371,630	373,611
Property, plant and equipment, net	107,043	107,369
Deferred income taxes—long term portion	62,446	60,424
Prepayments and deferred charges	3,753	3,399
Intangible assets, net	6,671	6,534
Total assets	$551,543	$551,337
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,284	$33,305
Accrued expenses	15,780	15,584
Accrued pension and postretirement benefits	18,758	18,758
Deferred revenue — current portion	2,500	2,500
Current maturities of long-term obligations	109	—
Total current liabilities	71,431	70,147
Long-term obligations (less current portion)	1,324	1,324
Deferred revenue (less current portion)	37,829	37,204
Non-current income taxes payable	308	308
Accrued pension and postretirement benefits	174,802	173,075
Total liabilities	285,694	282,058

Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,144,079 and 12,178,345 shares issued and outstanding at September 30, 2010 and December 31, 2010, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	229,197	229,601
Accumulated earnings	102,677	105,497
Accumulated other comprehensive loss	(66,037)	(65,831)
Total stockholders’ equity	265,849	269,279
Total liabilities and stockholders’ equity	$551,543	$551,337

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2009	2010
Cash flows from operating activities:
Net income (loss)	$(1,286)	$5,256
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,645	2,766
Amortization	140	137
Stock compensation expense	361	380
Excess tax benefit from option exercises	—	(5)
Deferred revenue	(625)	(625)
Deferred income taxes	(1,169)	2,089
Loss on disposal of property	—	10
Change in assets and liabilities:
Accounts receivable	(178)	4,659
Inventories	(3,648)	(12,262)
Other assets	(1,236)	(425)
Accounts payable and accrued expenses	238	(698)
Income taxes	6,899	69
Accrued pension and postretirement benefits	(2,268)	(1,727)
Net cash used in operating activities	(127)	(376)

Cash flows from investing activities:
Additions to property, plant and equipment	(5,070)	(3,403)
Change in restricted cash	110	110
Net cash used in investing activities	(4,960)	(3,293)

Cash flows from financing activities:
Dividends paid	(2,420)	(2,436)
Proceeds from exercise of stock options	—	19
Excess tax benefit from option exercises	—	5
Changes in long-term obligations	(107)	(109)
Net cash used in financing activities	(2,527)	(2,521)

Effect of exchange rates on cash	29	53
Decrease in cash and cash equivalents	(7,585)	(6,137)

Cash and cash equivalents, beginning of period	105,095	63,968
Cash and cash equivalents, end of period	$97,510	$57,831